Center Bancorp, Inc. Reports Resignation of Board Member

UNION, N.J., April 10, 2013 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank ("UCNB" or the "Bank"), announced that James J. Kennedy will be retiring from the Boards of Directors of the Company and the Bank, effective May 20, 2013; the date of the 2013 annual meeting of shareholders. Mr. Kennedy currently serves as a member of each of the Audit, Nominating and the Executive Committees of the Board of Directors of the Company. Mr. Kennedy has served the Board since the year 2000.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small- and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center also through a strategic partnership with Compass Financial Management, LLC and ING offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 15 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. Center filed an application in March 2013 with the Office of the Comptroller of the Currency to open a Private Banking and Loan Production Office in Princeton, NJ. The Bank's primary market area is comprised of Union, Morris and Bergen Counties, New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com/ or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com/.